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                                   EXHIBIT 4.4

                          ICO-TELEDESIC GLOBAL LIMITED



                             STOCKHOLDERS AGREEMENT



                                      AS OF

                                  JUNE 19, 2000



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                          ICO-TELEDESIC GLOBAL LIMITED

                             STOCKHOLDERS AGREEMENT

        This Stockholders Agreement (this "Agreement") is made as of the 19th day of June, 2000, by and among ICO-Teledesic Global Limited, a Delaware corporation (the "Company"), and the stockholders of the Company listed on Schedule A hereto executing this Agreement (each, a "Stockholder"). The parties acknowledge that Schedule A may be amended from time to time in accordance with the terms of this Agreement.

                                   BACKGROUND

        A. The Company has been formed by Eagle River Investments, L.L.C. ("Eagle River") in order to assemble, through a series of strategic acquisitions and mergers, certain global telecommunications networks, distribution capabilities, operations systems and other assets to be a global satellite communications company.

        B. The Company desires to provide certain information rights to the Stockholders in connection with their equity interests.

        C. The Stockholders desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the shares of capital stock of the Company, any warrants or other rights to purchase capital stock that the Stockholders currently own or have subscribed for (as set forth in the attached Schedule A), and any such securities of the Company that the Stockholders may later acquire (collectively, the "Stock"), and to provide for certain rights and obligations with respect to the Stock.

        Therefore, for good and valuable consideration the receipt and sufficiency of which is acknowledged by each party, the parties agree as follows:

                                    AGREEMENT

1.      DEFINITIONS

        Capitalized terms used in this Agreement shall have the meanings set forth in Annex I to this Agreement.

2.      STOCK TRANSFERS

        2.1 DEFINITION OF "TRANSFER"

        For purposes of this Agreement, a "Transfer" is any direct or indirect sale, assignment, pledge, encumbrance or other transfer or disposition of Stock. With respect to a Stockholder that is an entity that (i) was formed for the principal purpose of owning the Stock or (ii) whose assets solely or primarily consist of the Stock, for purposes of this Agreement the term "Transfer" includes but is not limited to (x) the direct or indirect transfer of a controlling ownership or voting interest in such Stockholder or in the ultimate direct or indirect

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controlling Person (or group of Persons acting in concert) of such Stockholder and (y) any corporate transaction such as new issuances of equity, a merger or other business combination, spin-off or distribution that would result in a Change in Control of such Stockholder or of the ultimate direct or indirect controlling Person (or group of Persons acting in concert) of such Stockholder.

        2.2 CONDITIONS TO TRANSFERS

        Except for Permitted Transfers (as defined in Section 2.3 below) and other Transfers that comply with Articles 3, 4 and 5 of this Agreement, no Stockholder shall Transfer any Stock.

        2.3 PERMITTED TRANSFERS

        The general prohibition against Transfer described in Section 2.2 and the Transfer restrictions contained in Articles 3, 4 and 5 of this Agreement shall not apply:

        (a) to any Transfer by a Stockholder to the spouse or any lineal descendant of such Stockholder, including adopted children, or to a trust for the exclusive benefit of such Stockholder or such Stockholder's spouse or lineal descendants (provided, in the case of a trust, that the existing trustee(s) of such trust have the power to act with respect to the trust's assets without court approval);

        (b) to any Transfer to the personal representative of a deceased Stockholder;

        (c) with respect to a Stockholder that is a corporation, limited liability company, partnership or trust, to any Transfer to any Affiliate, stockholder, member (in the case of a Stockholder that is a limited liability company), partner (in the case of a Stockholder that is a partnership) or beneficiary (in the case of a Stockholder that is a trust) of such entity, or to any Transfer by such entity in connection with the liquidation, dissolution or other disposition of all or substantially all such entity's assets;

        (d) subject to the provisions of this Section 2.3, to any Transfer by Eagle River, Mr. McCaw or any of their respective Affiliates of, in the aggregate, less than fifteen percent (15%) of their shares (on a fully diluted basis) of Stock to strategic partners or Associates of Eagle River, Mr. McCaw or any of their respective Affiliates;

        (e) to any Transfer by any Stockholder of its Stock to Eagle River, Mr. McCaw or any of their respective Affiliates (other than the Company and its subsidiaries);

        (f) to any bona fide pledge of Stock to a financial institution or investment banking firm; provided, however, that the subsequent Transfer of such Stock to such institution or firm pursuant to the terms of such pledge or to any person purchasing on the foreclosure of such pledged Stock shall be subject to Section 2.2 and Articles 3, 4 and 5;



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        (g)    to any Transfer of the Gates Fiduciary Stock or the McCaw
               Settlement Stock;

        (h) to any conversion, exchange or exercise of convertible, exchangeable or exercisable securities, stock options or warrants if in all cases the holder of the issued Stock after such conversion or exercise is the same as the holder of the converted or exercised securities; or

        (i) to any Transfer by Drag Along Stockholders under Section 4 of this Agreement;

(any of the foregoing Transfers, a "Permitted Transfer"); provided, that as a condition precedent to each Permitted Transfer, the transferee of the Stock executes and delivers to the Company and each other Stockholder a written acknowledgment in favor of the Company and each Stockholder stating that by acquiring such Stock, the transferee has become a party to this Agreement and will be entitled to all the rights and subject to all the obligations of a Stockholder hereunder. Notwithstanding the foregoing, any financial institution or investment banking firm acquiring the Stock pursuant to a pledge as described in Section 2.2(f) above, shall not be subject to the terms of this Agreement but shall take the Stock free and clear of any of the restrictions set forth in this Agreement. In addition, shares of Class B Common Stock may be subject to conversion upon Transfer pursuant to the terms of the Company's Restated Certificate of Incorporation, as the same may be amended from time to time.

3.      RIGHT OF CO-SALE

        3.1    CO-SALE NOTICE

        Subject to Articles 4 and 5 of this Agreement, a Stockholder may Transfer Stock only if the Stockholder proposing to Transfer Stock has complied with this Section 3. Any Stockholder who intends to Transfer Stock (the "Selling Stockholder") must first receive a written, bona fide, binding offer from a non-Affiliate of the Selling Stockholder (the "Proposed Transferee"), to purchase Stock (conditioned only on the exercise of Stockholder rights under this Agreement and satisfaction of customary closing conditions). Upon receipt and acceptance of such an offer, the Selling Stockholder shall give written notice (the "Seller's Notice") to each other Stockholder (the "Other Stockholders") stating that the Selling Stockholder intends to Transfer Stock. The Seller's Notice shall identify the Proposed Transferee, specify the type and number of shares of Stock to be Transferred to the Proposed Transferee (the "Co-Sale Shares"), and specify the per share price (in cash or other consideration) (the "Sale Price") that the Proposed Transferee has agreed to pay for the Co-Sale Shares. A copy of the binding offer from the Proposed Transferee shall be attached to Seller's Notice.

        3.2    EXERCISE OF RIGHT OF CO-SALE

        Each Other Stockholder shall have the right (subject to any required regulatory approvals), exercisable upon written notice to the Selling Stockholder within 15 calendar days after the delivery of the Seller's Notice (the "Co-Sale Exercise"), to participate in the Selling Stockholder's Transfer of Co-Sale Shares at the Sale Price and upon the other terms and

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conditions set forth in the Seller's Notice. The Co-Sale Exercise shall be subject to the following terms and conditions:

        (a) Each Other Stockholder electing to Transfer all or any part of its Stock (the "Exercising Stockholder") shall specify in the Co-Sale Exercise the maximum number of shares of Stock up to the number of Co-Sale Shares that the Exercising Stockholder wishes to Transfer under the terms and conditions set forth in the Seller's Notice (the "Maximum Number"). The Selling Stockholder's Maximum Number shall be equal to the number of Co-Sale Shares. A Co-Sale Exercise shall constitute an irrevocable offer to Transfer such Maximum Number of Stock in accordance with this
               Section 3.2.

        (b) Initially, the number of shares to be sold by the Selling Stockholder and each Exercising Stockholder (the "Initial Number") shall be limited to the lesser of (i) the Maximum Number for such Selling Stockholder or Exercising Stockholder or (ii) the product obtained by multiplying (A) the aggregate number of Co-Sale Shares by (B) a fraction, the numerator of which is the number of shares of Stock owned at the time (not assuming conversion, exchange or exercise of convertible securities) by the Selling Stockholder or such Exercising Stockholder and the denominator of which is the combined amount of Stock owned at the time (not assuming conversion, exchange or exercise of convertible securities) by the Selling Stockholder and all the Exercising Stockholders.

        (c) If the sum of all Initial Numbers is less than the number of Co-Sale Shares (thereby leaving a "Remaining Number"), then the Selling Stockholder and each Exercising Stockholder shall Transfer its Initial Number plus an additional number (the "Additional Number") equal to the lesser of (i) the difference between the Maximum Number and the Initial Number or (ii) the product obtained by multiplying (A) the Remaining Number by (B) a fraction the numerator of which is the number of shares of Stock owned at the time by such Exercising Stockholder or Selling Stockholder and the denominator of which is the sum of the number of shares of Stock owned at the time by the Selling Stockholder and all Exercising Stockholders.

        (d) If the sum of all Initial Numbers and all Additional Numbers is less than the number of Co-Sale Shares (thereby leaving a "Final Remaining Number"), then each Stockholder (including the Selling Stockholder) that has not yet sold its Maximum Number (together, the "Maximum Stockholders") shall Transfer the sum of its Initial Number plus its Additional Number, plus an additional number (the "Final Additional Number") equal to the lesser of (i) the difference between the Maximum Number and the sum of the Initial Number and the Additional Number or (ii) the product obtained by multiplying (A) the Final Remaining Number by (B) a fraction the numerator of which is the number of shares of Stock owned at the time by such Maximum Stockholder and the denominator of which is the sum of the number of shares of Stock owned at the time by all Maximum Stockholders. The procedure specified by

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               this paragraph shall be continued with respect to each Exercising
               Stockholder that has not yet sold its respective Maximum Number until (y) the maximum number of Co-Sale Shares has been allocated to the Stockholders or (z) each Exercising Stockholder has been allocated its respective Maximum Number.

        (e) Each of the Exercising Stockholders shall effectuate the Transfer of its Stock pursuant to this Section 3.2 by promptly delivering to the Selling Stockholder for transfer to the Proposed Transferee one or more certificates, properly endorsed for transfer, that represent the number of shares of Stock that such Exercising Stockholder is permitted and obligated to Transfer under this Section 3.2. Fractional shares shall be rounded to the nearest whole share.

        (f) The certificates that the Exercising Stockholders deliver to the Selling Stockholder shall be transferred by the Selling Stockholder to the Proposed Transferee in consummation of the Transfer of the Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Selling Stockholder shall promptly thereafter remit to each Exercising Stockholder its pro rata portion of the aggregate Sale Price paid for the Co-Sale Shares.

        (g) This Section 3.2 shall terminate at such time as Mr. McCaw, Eagle River and their respective Affiliates do not own or control securities of the Company representing more than 50% of the voting power of the Company.

        3.3 CLOSING

        The Selling Stockholder and Exercising Stockholders must complete the Transfer of Co-Sale Shares on the terms of the Co-Sale Notice and as provided in this Section 4 within the 45-day period following the expiration of the 15-day period following delivery of the Co-Sale Notice; provided that such period shall be extended until necessary governmental permits or regulatory approvals have been obtained ; provided, however, that the Transfer may be completed earlier if the Selling Stockholder has received from each Other Stockholder a written waiver of the rights set forth in this Section 4.

4.      RIGHT TO REQUIRE PARTICIPATION IN TRANSFER

        4.1 DRAG ALONG RIGHTS

        Notwithstanding Article 3 and notwithstanding Section 5.2, if Mr. McCaw, Eagle River or any of their respective Affiliates agrees to engage in or effect a Transfer of all the Stock then held by Mr. McCaw, Eagle River and their respective Affiliates and Mr. McCaw, Eagle River and their respective Affiliates own or control securities of the Company representing more than 50% of the voting power of the Company, in a bona fide arm's-length transaction with a person not an Affiliate of Mr. McCaw, Eagle River or their respective Affiliates or in connection with a transaction in which an internationally recognized investment banking firm has opined that the transaction is fair to the Stockholders, then Mr. McCaw, Eagle River or any of their respective Affiliates may invoke its "Drag Along Right," which is the right to require all other Stockholders (the "Drag Along Stockholders") to Transfer all shares of Stock then held by the Drag Along Stockholders concurrently with the

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Transfer by Mr. McCaw, Eagle River and their respective Affiliates on the same terms and conditions and for the same consideration per share or other unit of Stock (the "Drag Along Price"); provided, however, that the Transfer of the Stock by the Drag Along Stockholders is in accordance with all applicable securities laws and does not violate any law or regulation applicable to the Drag Along Stockholders. Such election shall be made by Mr. McCaw, Eagle River or any of their respective Affiliates by delivering to the Drag Along Stockholders a written notice (the "Drag Along Notice") informing them of the material terms of the Transfer, including, without limitation, the identity of the potential purchaser, the Drag Along Price to be paid by the potential purchaser and the other related terms and the scheduled closing date for the Transfer (the "Transfer Date").

        4.2 DELIVERY OF SHARES; CLOSING

        At least three days prior to the Transfer Date, the Drag Along Stockholders shall deliver to the Company the certificate(s) evidencing the shares of the Stock held by them duly endorsed for transfer to the potential purchaser. On the Transfer Date and provided that Mr. McCaw, Eagle River and their respective Affiliates consummate the Transfer of all the Stock then held by such parties to the potential purchaser at the Sale Price, then the Company shall deliver the certificate(s) evidencing all Stock held by the Drag Along Stockholders to the potential purchaser against payment of the Drag Along Price for such Stock, and the Company shall promptly remit such payment to the Drag Along Stockholders in the respective amounts due them without reduction or adjustment of any kind except as may be required by law.

        4.3 INAPPLICABILITY OF TRANSFER RESTRICTIONS

        Article 3 of this Agreement shall not apply to a Transfer in which Mr. McCaw, Eagle River or any of their respective Affiliates exercises a Drag Along Right under this Article 4 but shall apply to any Transfer by such parties (other than a Permitted Transfer) as to which such parties do not exercise a Drag Along Right.

        4.4 INCLUSION VIOLATION

        In the event a Drag Along Stockholder fails to comply with the requirements of this Section 4, Mr. McCaw, Eagle River, their respective Affiliates and the potential purchaser shall have, in addition to whatever other rights they may have in law or in equity, such call options against such Stockholder as shall be necessary and appropriate to effect the intent of this
Section 4, and the Stockholders agree to be bound by such call options.

        4.5 VOTING OBLIGATION

        In the event any proposed Transfer under Section 4.1 (together with any subsequent Transfers by the Drag Along Stockholders) would result in a corporate transaction that would require the approval of the Company's stockholders, each Drag Along Stockholder agrees to vote in favor of approving such corporate transaction.



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5.      ADDITIONAL TRANSACTIONS; PROHIBITED TRANSFERS

        5.1 ADDITIONAL TRANSACTIONS

        The exercise or nonexercise of the rights of a Stockholder under this Agreement to participate in one or more Transfers of Stock made by a Selling Stockholder shall not adversely affect such Stockholder's rights to participate in subsequent Transfers by a Selling Stockholder.

        5.2 PROHIBITED TRANSFERS

        All Stockholders agree not to effect a Transfer (other than a Permitted Transfer, a Transfer in which a Stockholder (other than Mr. McCaw, Eagle River or any of their respective Affiliates) exercises its Co-Sale Rights pursuant to
Section 3 or a Transfer in which Mr. McCaw, Eagle River or any of their respective Affiliates exercises its Drag Along Right) from and after the date of this Agreement until the earlier of (a) termination of this Agreement in accordance with Section 9 or (b) the second anniversary of the original date of this Agreement. Article 3 shall be subject to, and limited by, this Section 5.2.

6.      MARKET STAND-OFF AGREEMENT

        6.1 STAND-OFF OBLIGATION

        All Stockholders hereby agree that, in connection with each of the first two underwritten public offerings by the Company of its equity securities pursuant to an effective registration statement filed under the Act or under similar laws of any other nation or commonwealth (as the case may be) subsequent to the date hereof, and upon the request of the Company, each such Stockholder shall enter into a customary agreement with the underwriters to not directly or indirectly Transfer, offer to Transfer, contract to Transfer (including, without limitation, any short sale) or grant any option to Transfer any Stock (except any Stock that may be included in such public offering), as may be reasonably required by the underwriters of such public offering, provided that Eagle River and the officers and directors of the Company agree to the same restriction and provided further that such restriction shall not extend for a period beyond 180 days following the commencement of such offering.

        6.2 ENFORCEMENT OF STAND-OFF OBLIGATION

        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Stock of each Stockholder until the end of the market stand-off period.

        6.3 INAPPLICABLE REGISTRATIONS

        The obligations described in this Section 6 shall not apply to (a) a registration relating solely to employee benefit plans (including any registration pursuant to any Form S-1, Form S-8 or similar forms that may be promulgated under the Act in the future or as may be applicable under similar laws of any other nation or commonwealth), (b) a registration

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relating solely to a Securities and Exchange Commission Rule 145 transaction on
Form S-4 or similar forms that may be promulgated under the Act in the future or as may be applicable under similar laws of any other nation or commonwealth, or
(c) to a Permitted Transfer (as described in Section 2) so long as the transferee agrees to be bound by this Section 6.

7.      INFORMATION RIGHTS

        7.1 DELIVERY OF FINANCIAL STATEMENTS

        At any time that the Company is not subject to the reporting requirements of the 1934 Act, the Company shall deliver to each Stockholder who, together with all persons to which such Stockholder has made a Permitted Transfer under Section 2.3 (each, a Related Stockholders") owns securities representing not less than ___% of the voting power of the Company :

        (a) as soon as practicable, but in any event within 90 days after the end of the Company's fiscal year, a consolidated balance sheet and a statement of stockholders' equity as of the end of such year and a statement of operations and a statement of cash flows for such year (which statements, shall be on a consolidated basis), such year-end financial statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles in the U.S., and audited and certified by independent public accountants selected by the Company; and

        (b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited balance sheet and statement of stockholders' equity as of the end of such fiscal quarter and a statement of operations and a statement of cash flows for such fiscal quarter (which statements, shall be on a consolidated basis), in reasonable detail.

        7.2 INSPECTION

        Until the Company is subject to the reporting requirements of the 1934 Act, the Company shall permit each Stockholder who, together with its Related Stockholders, owns securities representing not less than ___% of the voting power of the Company , at such Stockholder's expense, to visit and inspect its properties, to examine its books of account and records and to discuss its affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Stockholder; provided, however, that (i) the Company shall not be obligated pursuant to this Section 7.2 to provide access to any information it reasonably considers to be a trade secret or similar confidential information; (ii) prior to any disclosure under this Section 7.2, the Company may require that the Stockholder agree in writing to such confidentiality provisions as any of such entities may reasonably request and (iii) disclosure of or access to information pursuant to this Section 7.2 shall not violate ITAR or any other applicable law. Nothing in this Section 7.2 is intended to limit the statutory rights of a director or stockholder to inspection of the entity's properties, books and records.



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8.      LEGENDED CERTIFICATES

        Each certificate representing shares of Stock shall be endorsed with substantially the following legend:

        This certificate and the shares represented hereby may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of a written stockholders agreement among ICO-Teledesic Global Limited and the registered holder of the shares (or the predecessor in interest to the shares). Such agreement contains certain rights and obligations regarding corporate governance and regarding the voting, sale, assignment, transfer, encumbrance or other disposition of such corporations' shares. The Corporation will upon written request furnish a copy of such agreement to the holder hereof without charge.

        The legend provided by this Section 8 may be removed upon termination of this Agreement in accordance with the provisions of Section 9. Notwithstanding any termination of this Agreement, each Stockholder acknowledges that shares of Stock may not be transferred absent compliance with applicable federal, state and foreign securities laws.

9.      TERMINATION

        Except as otherwise provided herein, the Transfer restrictions and other rights and obligations set forth in Sections 2, 3, 4 and 5 of this Agreement shall terminate upon the closing of an IPO or a transaction in which all of the shares of the Company's Class A common stock is exchanged for unrestricted securities that are listed on a recognized securities exchange or Nasdaq. The rights and obligations of a Stockholder pursuant to this Agreement (other than pursuant to Section 6) shall terminate at such time as that Stockholder (alone or together with its Affiliates) shall no longer be the legal or beneficial owner of, or have the right to vote, securities representing not less than ___% of the voting power of the Company; provided, however, that this provision shall not apply to a Stockholder that has not transferred any Stock except to one or more Permitted Transferees. This Agreement may be terminated in its entirety upon agreement of Eagle River and Stockholders who possess not less than __________ percent (__%) of the votes assigned under the Company's Restated Certificate of Incorporation and Certificate of Designation (including the votes of Eagle River) to the issued and outstanding Stock. Unless sooner terminated in accordance with the preceding sentences, and except as otherwise provided herein, this Agreement shall terminate upon its fifth anniversary.

10.     MISCELLANEOUS

        10.1 ESCROW

        At the request of any Stockholder participating in a Transfer governed by this Agreement, an escrow shall be set up to effect the transfer of any certificates or funds. Costs of such escrow shall be borne by such Stockholder.



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        10.2 SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES

        Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective successors and assigns of the parties (including transferees in Permitted Transfers). Nothing in this Agreement, express or implied, is intended to confer on any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        10.3 GOVERNING LAW

        This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, U.S.A., without reference to any rules governing conflicts of laws. However, in light of Eagle River's presence in the State of Washington, U.S.A., and in light of the location of the Company's headquarters in the State of Washington, any dispute arising out of this Agreement shall be resolved in a court of appropriate jurisdiction located in King County, Washington. Each party specifically and expressly consents to the personal jurisdiction of the state and federal courts located in King County, Washington.

        10.4 LANGUAGE

        The official language of this Agreement and all communications connected with this Agreement (including any arbitration proceedings) shall be English. English shall be the governing language for interpreting the meaning of this Agreement and all related communications. If this Agreement or any part of this Agreement is translated into any language other than English, the English version shall for all purposes be authoritative and shall at all times prevail over any translation. Except as otherwise specifically agreed to by the parties in writing, all reports, technical data, certificates and documents pertaining to this Agreement shall be in English.

        10.5 COUNTERPARTS AND EFFECTIVENESS

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective as to all parties executing and delivering this Agreement when it has been executed and delivered by all Stockholders.

        10.6 TITLES AND SUBTITLES

        The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        10.7 NOTICES

        All notices, demands, requests or other communications that may be or are required to be given, served, transmitted or delivered by any party to any other party pursuant to this

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Agreement shall be in writing and shall be hand delivered, or transmitted by verified facsimile or internationally recognized air courier, addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by 10 days' advance written notice to the other party given in the foregoing manner. Each notice, demand, request or other communication that shall be hand delivered, telecopied or delivered in the manner described above shall be deemed sufficiently given, served, transmitted or delivered for all purposes at such time as it is delivered to the addressee (with the delivery receipt or, with respect to a telecopy, the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        10.8 EXPENSES

        If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        10.9 AMENDMENTS AND WAIVERS

        Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Stockholders who own securities representing not less than 75% of the voting power of the Company's then outstanding securities at the time of such amendment; provided that (y) the Co-Sale Rights shall not be terminated or amended if such amendment would cause any material adverse effect on any Stockholder, and (z) no Stockholder shall be subject to additional obligations or diminished rights not generally applicable to all Stockholders as a result of any such amendment unless such Stockholder approved the amendment. Notwithstanding the foregoing, Schedule A to this Agreement may be amended from time to time by (a) the Company to reflect the actual holdings of the Stockholders of shares of Stock without formally amending this Agreement or (b) a joinder agreement executed by a new stockholder, the Company and Eagle River and delivered to all other Stockholders. Any amendment or waiver effected in accordance with this Section shall be binding on each Stockholder then a party to this Agreement, each future Stockholder and the Company.

        The failure of any party to insist on or to enforce strict performance by the other parties of any of the provisions of this Agreement or to exercise any right or remedy under this Agreement shall not be construed as a waiver or relinquishment to any extent of that party's right to assert or rely on any provisions, rights or remedies in that or any other instance; rather, the provisions, rights and remedies shall remain in full force and effect.

        10.10 SEVERABILITY

        If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.



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        10.11  NO PARTNERSHIP OR JOINT VENTURE

        Neither execution nor performance of this Agreement shall be construed or deemed to have established any joint venture or partnership or to have created the relationship of agent and principal among the Company or its Affiliates and the Stockholders or among any of the Stockholders. Except as otherwise set forth in this Agreement or agreed in writing, at no time shall the Company or its Affiliates make any commitments or incur any charges or expenses in the name of any Stockholders, and vice versa, nor shall any Stockholders make any commitments or incur any charges or expenses for, or in the name of, any other Stockholders.

        10.12  FURTHER ASSURANCES

        Each party agrees from time to time to do and perform such other and future acts (including the taking of board and stockholder action) and execute and deliver any and all such other instruments as may be required by law or reasonably requested by the other parties to establish, maintain or protect the rights and remedies of the requesting party or to carry out and effect the intent and purpose of this Agreement.

        10.13  DAMAGES AND INJUNCTIVE RELIEF

        No party shall be liable for any unforeseeable, special, consequential or indirect damages arising from any breach or nonobservance of any term or condition of this Agreement. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

        10.14  ENTIRE AGREEMENT

        This Agreement (including the annexes and schedules hereto) supersedes all prior or contemporaneous agreements and all related understandings, written or oral, among the parties with regard to the subject matter of this Agreement (but not other contracts to which the Company may be subject) and constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement.

        10.15  WAIVER OF IMMUNITY

        Each party agrees that in any arbitration, legal action or other proceedings against it or its assets in connection with this Agreement, no immunity from legal action or proceedings (such as attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by it or on its behalf or with respect to its assets. Each party acknowledges that this Agreement and its investment in the Stock are commercial in nature and irrevocably waives (such waiver in relation to any proceedings in the United States to have effect under and be construed in accordance with the United States Foreign Sovereign Immunities Act of 1976) any such right of immunity that it or its assets now have or may hereafter acquire or that may be attributed to it or its assets, and consents generally in respect of any such arbitration, legal action or other proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in such arbitration, legal action or other proceedings.

        10.16 CONFIDENTIALITY

        The terms of this Agreement are confidential and may not be disclosed to any third party (other than good faith advisors or consultants to a party who agree to respect the confidentiality of this Agreement or as required by law) without the prior written consent of the Company except as permitted by this
Section 10.16. Notwithstanding the foregoing, the Company shall be entitled to disclose the terms of this Agreement to (a) other good-faith potential investors, lenders, business partners and service providers and (b) in connection with any registration of Stock under the Act. Each Stockholder shall be entitled to disclose the terms of this Agreement to good-faith potential Transferees whose purchases do not or will not violate the terms of this Agreement and to good-faith potential lenders to such Stockholder. Any disclosures (other than pursuant to clause (b) of the second sentence of this Section 10.16) shall only be made to Persons who have agreed in writing to keep the terms of this Agreement confidential.

        IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first above written.


                                 ICO-TELEDESIC GLOBAL LIMITED


                                 By: ___________________________________________
                                 Name: _________________________________________
                                 Title: ________________________________________

                                 Address:  2300 Carillon Point
                                           Kirkland, WA  98033

                                 STOCKHOLDERS:

                                 EAGLE RIVER INVESTMENTS, L.L.C.

                                 By: ___________________________________________
                                 Name: _________________________________________
                                 Title: ________________________________________

                                 Address:  2300 Carillon Point
                                           Kirkland, WA  98033

                                 CASCADE INVESTMENT L.L.C.

                                 By: ___________________________________________
                                     Michael Larson
                                 Title: ________________________________________

                                 Address: 2365 Carillon Point
                                          Kirkland, WA 98033

                                   SCHEDULE A
                                       TO
                             STOCKHOLDERS AGREEMENT

                              LIST OF STOCKHOLDERS




                                     CLASS A           CLASS B
                                      COMMON           COMMON
               NAME                   STOCK             STOCK          WARRANTS          OPTIONS
---------------------------------------------------------------------------------------------------
   Eagle River Investments, L.L.C.      0             50,000,000          0                 0

   Cascade Investment L.L.C.            0             10,000,000          0                 0

                              ANNEX I - DEFINITIONS

        Whenever used in the Agreement, the following terms shall have the respective meanings set forth below:

        "1934 Act" means the Securities and Exchange Act of 1934, as amended.

        "Act" means the Securities Act of 1933, as amended.

        "Additional Number" has the meaning assigned to that term in Section 3.2 of the Agreement.

        "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, an entity shall be deemed to be controlled by a stockholder if (and only for so long as) (i) such stockholder has the right to vote by ownership, proxy or otherwise securities constituting 5% or more of the voting power of such entity if such entity has equity securities registered and files reports under the 1934 Act or otherwise (if not reporting) securities constituting 50% or more of the voting power of such entity; (ii) such stockholder possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; or
(iii) with respect to a charitable trust, foundation or nonprofit corporation, such stockholder is the sole trustee or director or has the power to appoint a majority of the trustees or directors thereof.

        "Agreement" has the meaning assigned to that term in the initial paragraph of this Stockholders Agreement.

        "Associate" means (i) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person.

        "Change of Control" with respect to any entity means that the stockholders, partners or members controlling the entity immediately before a merger, consolidation or sale of all or substantially all the assets do not, immediately after such transaction, own or control more than 50% of the voting power of the successor entity.

        "Company" has the meaning assigned to that term in the initial paragraph of this Agreement.

        "Co-Sale Exercise" has the meaning assigned to that term in Section 3.2 of the Agreement.

        "Co-Sale Shares" has the meaning assigned to that term in Section 3.1 of the Agreement.

        "Drag Along Notice" has the meaning assigned to that term in Section 4.1 of the Agreement.

        "Drag Along Right" has the meaning assigned to that term in Section 4.1 of the Agreement.

        "Drag Along Stockholders" has the meaning assigned to that term in
Section 4.1 of the Agreement.

        "Eagle River" has the meaning assigned to that term in the paragraph A of the Background to this Agreement.

        "Exercising Stockholder" has the meaning assigned to that term in
Section 3.2 of the Agreement.

        "Final Additional Number" has the meaning assigned to that term in
Section 3.2 of the Agreement.

        "Final Remaining Number" has the meaning assigned to that term in
Section 3.2 of the Agreement.

        "Gates Fiduciary Stock" means that Stock owned by William H. Gates III, the ownership of which he determines in his sole discretion constitutes a conflict of interest with his fiduciary duties to the equity holders of another business entity and so advises the Company, or which he determines in his sole discretion to transfer to Microsoft Corporation or its successors or Affiliates.

        "Initial Number" has the meaning assigned to that term in Section 3.2 of the Agreement.

        "IPO" means the consummation of an underwritten public offering registered under the Act, or an equivalent law under the laws of any other nation or commonwealth, of at least $50 million in equity securities of the Company.

        "ITAR" means the International Traffic in Arms Regulations, 22 CFR 120-130.

        "Maximum Number" has the meaning assigned to that term in Section 3.2 of the Agreement.

        "Maximum Stockholders" has the meaning assigned to that term in Section
3.2 of the Agreement.

        "McCaw Settlement Stock" means Stock held by Eagle River for the benefit of Wendy P. McCaw.

        "Other Stockholders" has the meaning assigned to that term in Section
3.1 of the Agreement.

        "Permitted Transfer" has the meaning assigned to that term in Section
2.3 of the Agreement.

        "Person" means any individual, corporation, partnership, company, trust or other entity.

        "Proposed Transferee" has the meaning assigned to that term in Section
3.1 of the Agreement.

        "Remaining Number" has the meaning assigned to that term in Section 3.2 of the Agreement.

        "Sale Price" has the meaning assigned to that term in Section 3.1 of the Agreement.

        "Seller's Notice" has the meaning assigned to that term in Section 3.1 of the Agreement.

        "Selling Stockholder" has the meaning assigned to that term in Section
3.1 of the Agreement.

        "Stock" has the meaning assigned to that term in paragraph C of the Background to this Agreement.

        "Stockholder" has the meaning assigned to that term in the initial paragraph of the Agreement.

        "Transfer" has the meaning assigned to that term in Section 2.1 of the Agreement.

        "Transfer Date" has the meaning assigned to that term in Section 4.1 of the Agreement.